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                                                                    Exhibit 99.1
                           Laurel Capital Group, Inc.
                               2724 Harts Run Road
                           Allison Park, PA 15101-1437


                            P R E S S   R E L E A S E
                            -------------------------

Release Date:                              For Further Information:
------------                               ------------------------

November 19, 2003                          Edwin R. Maus, President/CEO
                                           412-487-7404 ext. 303
                                           email - ermaus@laurelsb.com
                                                   -------------------
                                                   or
                                           John A. Howard, Jr.
                                           Sr. Vice-President/CFO
                                           412-487-7404 ext. 311
                                           email - jhoward@laurelsb.com
                                                   --------------------


                         LAUREL CAPITAL GROUP ANNOUNCES
             CORRECTIONS TO FIRST QUARTER FISCAL 2004 PRESS RELEASE


ALLISON PARK, PA - November 19, 2003 - Laurel Capital Group, Inc. (NASDAQ: LARL) today announced the correction of certain data set forth in its press release dated November 7, 2003 reporting earnings for the quarter ended September 30, 2003. Previously, the Company reflected average equity to average assets at September 30, 2003 of 8.60%, and for the three months ended September 30, 2003, return on average assets of 0.79%, return on average stockholder's equity of 9.15%, net interest margin of 2.42% and operating expenses to average assets of 2.53%. The corrected figures are average equity to average assets at September 30, 2003 of 8.68% and for the three months ended September 30, 2003, return on average assets of 0.60%, return on average stockholders' equity of 6.85%, net interest margin of 2.36% and operating expenses to average assets of 1.91%.

                                     (more)

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Laurel Capital Group, Inc., headquartered in Allison Park, Pa., is the holding company for Laurel Savings Bank. Laurel Savings Bank is a 116-year-old, Pennsylvania-chartered, FDIC-insured savings bank with eight full-service offices located in Allegheny and Butler counties offering a wide variety of financial services and products to customers throughout the Pittsburgh metropolitan area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.